Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This AGREEMENT is made effective as of December 21, 2022 (“Effective Date”), by and between EVERETT CO-OPERATIVE BANK, a Massachusetts chartered stock savings bank (the “Bank”) and  JOHN CITRANO (“Executive”).  Any reference to the “Company” herein shall mean ECB BANCORP, INC. or any successor thereto.  The Company has executed this Agreement solely for purposes of guaranteeing the performance of the Bank hereunder.

BACKGROUND

A. To encourage the Executive’s dedication to his assigned duties in the face of potential distractions arising from the prospect of a “Change in Control” the Bank wishes to provide a payment to the Executive in the event the Executive’s employment is terminated involuntarily without “Cause” or voluntarily for “Good Reason” concurrent with or within twenty four (24) months after a Change in Control.

B. The Bank employs the Executive in a position of trust and confidence, and the Executive has or will become acquainted with the Bank’s business, its officers and employees, its strategic and operating plans, its business practices, processes, and relationships, the needs and expectations of its customers and prospective customers, and its trade secrets and other property, including Confidential Information as defined in herein.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. TERM OF AGREEMENT

(a)	The term of this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of three (3) years.

(b)
Commencing on December 21, 2023 and continuing on each December 21st  thereafter, the term of this Agreement shall renew for an additional year such that the remaining term of this Agreement is always three  (3) years provided, however, that in order for this Agreement to renew, the Compensation Committee of the Board of Directors of the Bank (the “Committee”) must take the following actions prior to each renewal date: (i) have the Chief Executive Officer of the Bank conduct a comprehensive performance evaluation and review of Executive and present his evaluation to the Committee for purposes of determining whether to extend this Agreement; and (ii) affirmatively approve the renewal or non-renewal of this Agreement, which decision shall be included in the Committee minutes. If the decision is not to renew this Agreement, then the Bank shall provide Executive with a written notice of non-renewal (“Non-Renewal Notice”) at least thirty (30) days and not more than sixty (60) days prior to any renewal date, such that this Agreement shall terminate at the end of twenty four (24) months following such renewal date.

(c)
Notwithstanding the foregoing, in the event that the Company or the Bank has entered into an agreement to effect a transaction which would be considered a Change in Control as defined herein, then the term of this Agreement shall be extended and shall terminate twenty four (24) months following the date on which the Change in Control occurs. The initial term and all renewals thereafter shall be referred to as the “Term” under this Agreement.

2. DEFINITIONS The following words and terms shall have the meanings set forth below for purposes of this Agreement.

(a)	Change in Control means a change in control of the Bank or Company, as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, including the following:

(i)
Change in ownership: A change in ownership of the Bank or the Company occurs on the date any one person or group of persons accumulates ownership of more than 50% of the total fair market value or total voting power of the Bank or the Company;  or

(ii)
Change in effective control: A change in effective control occurs when either (i) any one person or more than one person acting as a group acquires within a twelve (12)-month period ownership of stock of the Bank or Company possessing 35% or more of the total voting power of the Bank or Company; or (ii) a majority of the Bank’s or Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed in advance by a majority of the Bank’s or Company’s Board of Directors (as applicable), or

(iii)
Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of the Bank’s or Company's assets occurs if, in a twelve (12)-month period, any one person or more than one person acting as a group acquires assets from the Bank or Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of the Bank’s or Company’s entire assets immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the Bank’s or Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(b)	Good Reason means a termination by Executive, without Executive’s express written consent, if any of the following occurs:

(i)	a material reduction in Executive’s base compensation, except for across-the-board reductions similarly affecting all or substantially all of the Bank’s executive officers;

(ii)	a material reduction in Executive’s authority, duties or responsibilities;

(iii)	a relocation of Executive’s principal place of employment by more than twenty (25) miles from the Bank’s main office location as of the date of this Agreement; or

(iv)	any other action or inaction that constitutes a material breach of this Agreement by the Bank.

Notwithstanding the foregoing, prior to any termination of employment for Good Reason, Executive must first provide written notice to the Board of Directors of the Bank (“Board”) within ninety (90) days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Board received the written notice from Executive, but the Bank may waive its right to cure. If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such thirty (30) day cure period, then Executive may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(c)	Termination for Cause means termination because of, in the good faith determination of the Board, Executive’s:

(i)	material act of dishonesty or fraud in performing Executive’s duties on behalf of the Bank;

(ii)	willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(iii)	incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry);

(iv)	breach of fiduciary duty involving personal profit;

(v)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(vi)
willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; any material violation of the code of ethics or business conduct of the Bank or the Company, or

(vii)	material breach by Executive of any provision of this Agreement.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a Notice of Termination as described in Section 4 of this Agreement.

(d)
Disability means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months that renders the Executive unable to engage in any substantial gainful activity.

(e)	Separation from Service means the Executive’s termination of employment with the Bank within the meaning of Section 409A of the Internal Revenue Service and the Regulations promulgated thereunder.

3. BENEFITS UPON TERMINATION

(a)
If during the term of this Agreement, a Change of Control occurs and within twenty four (24) months following the Change of Control either the Executive’s employment is terminated for any reason other than for death, Disability, or Cause, or the Executive resigns for Good Reason within  twenty four (24) months following the Change of Control, the Executive shall be entitled to:

(i)
receive a lump sum cash severance payment equal to two and one-half (2.5) times the sum of: (A) Executive’s then current base salary and (B) the average of his cash bonus earned over the three (3) years immediately preceding the Change in Control. Years in which no bonus was earned shall not be included for purposes of calculating the average in this paragraph (a)(i);

(ii)
continue participation in the Bank's health insurance plans (to the extent permitted by the plan and law) in which the Executive was participating as his Date of Termination, until the earlier of 18 months following the Date of Termination or the procurement by the Executive of health insurance coverage pursuant to another plan. In the event continued participation in the Bank’s health insurance plans is not permitted under plans or by law, the Executive will receive a lump sum cash payment equal to the cost of  Consolidated Omnibus Budget Reconciliation Act (COBRA) coverage for 18 months following the Date of Termination; and

(iii)	his Accrued Obligations (as defined below).

Any payments to Executive under Section 3(a)(i) shall be made in a lump sum within ten (10) days following Executive’s termination of employment and reduced for applicable withholding taxes.  Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof in the event of Executive’s termination for Cause or termination of employment due to Executive’s death or Disability.

For purposes of this Agreement, “Accrued Obligations” are defined as: Executive’s earned but unpaid base salary and Executive’s earned but unpaid annual bonus and/or long term incentive compensation (cash and stock) as of his date of termination of employment.

(b)
In the event any payment or distribution of any type to or for the benefit of Executive made by the Bank, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets in connection with a “change in control” (within the meaning of Code Section 280G and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (the “Total Payments”), would otherwise exceed the amount that could be received by Executive without the imposition of an excise tax under Code Section 4999 (the “Safe Harbor Amount”), then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance with the applicable provisions of Code Section 280G and the regulations thereunder, does not exceed the greater of: (i) the Safe Harbor Amount, or (ii) the greatest after-tax amount payable to Executive after taking into account any excise tax imposed under Code Section 4999 on the Total Payments.

4.	NOTICE OF TERMINATION

(a)
Following a Change in Control, any termination of employment shall be communicated by Notice of Termination.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)
“Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall be immediate).  In no event shall the Date of Termination exceed 30 days from the date Notice of Termination is given.

5.	RESTRICTIVE COVENANTS

(a)
While Executive is employed by the Bank and for a period of 12 months after Executive’s employment with the Bank ends (regardless of the reason therefor) (the “Restricted Period”), Executive will not, without the express prior written consent of the Bank:

(i) solicit, induce, or assist any third Person in soliciting or inducing any Person that is (or was at any time within the 12 months prior to the solicitation or inducement) an employee, consultant, independent contractor or agent of the Bank and/or any Affiliate to leave the employment of the Bank and/or any Affiliate or cease performing services as an independent contractor, consultant or agent of the Bank and/or any Affiliate; provided however that the placement of a general advertisement that is not directly targeted at any such Person or Persons shall not violate this clause (i);

(ii) hire, engage, or assist any third party in hiring or engaging, any individual that is or was (at any time within 12 months prior to the attempted hiring) an employee of the Bank and/or any Affiliate; or

(iii) other than for the benefit of the Bank and/or any Affiliate, solicit or interfere with the relationships of the Bank and/or any Affiliate with, or endeavor to entice away from the Bank and/or any Affiliate for a Competing Business, any Person that is or was (at any time within the 12-month period preceding the date that Executive’s employment with the Bank ends), a customer or “Prospective Customer” (as defined below) of the Bank; provided however that the placement of a general advertisement that is not directly targeted at any such Person or Persons shall not violate this clause (iii).  For purposes of this Agreement, the term “Customer” includes any person or entity who, during the 12-month period prior to the Executive’s termination with the Bank, is or was a customer of the Bank or an Affiliate. Notwithstanding the foregoing, the term “Customer” does not include any person who is a member of Executive’s immediate family, defined to include Executive’s spouse; his parents and his spouse's parents; his grandparents and his spouse's grandparents; Executive’s siblings and his spouse's siblings; Executive’s aunts and uncles and his spouse's aunts and uncles; Executive’s children and his spouse's children, including adoptive children; and the spouses and children, including adoptive children, of any of the above family members. A “Prospective Customer” is any Person with respect to whom or which the Bank and/or any Affiliate was engaged in solicitation at any time during the 12-month period preceding the date that Executive’s employment with the Bank ends and in which solicitation Executive was in any way involved or of which Executive otherwise had any knowledge or reasonably should have had any knowledge.

(b)
Unauthorized Disclosure and Confidential Information.  While employed by the Bank, and continuing after the date  the Executive’s employment is terminated for any reason, Executive shall not, directly or indirectly, use any Confidential Information (as hereinafter defined) other than pursuant to Executive’s employment by and for the benefit of the Bank, or disclose to anyone outside of the Bank any such Confidential Information.

The term “Confidential Information” as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Bank (including Employee) or received by The Bank from an outside source, which is in the possession of the Bank (whether or not the property of the Bank), which in any way relates to the business conducted or, to Executive’s knowledge, contemplated, by the Bank during the period of Executive’s  employment, which is maintained in confidence by the Bank or which might permit the Bank or its Customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information.  Without limiting the generality of the foregoing, Confidential Information shall include:
(i)
any idea, improvement, index, trading program, database, invention, innovation, development, technical data, design, formula, device, pattern, concept, computer program, software, firmware, source code, object code, algorithm, subroutine, object module, schematic, model, diagram, flow chart, manual, compilation of information, or work in process, or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and

(ii)
the name of any Customer, Executive or consultant, marketing or sales material, plan or survey, business plan or opportunity, investment plan or strategy, business proposal, financial record, Customer record or business record or other record or information relating to the business conducted or, to Executive’s knowledge, contemplated, by the Bank during the period of Executive’s employment.

Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Bank has voluntarily disclosed to the public without restriction or which has otherwise lawfully entered the public domain, or which Executive can demonstrate was known to him prior to the start of his employment with the Bank through a source other than the Bank or any of its employees or affiliates.
Executive understands that the Bank from time to time has in its possession information (including computer programs and databases) which represent information which is claimed by others to be proprietary and which the Bank has agreed to keep confidential.  Executive agrees that all such information shall be Confidential Information for purposes of this Agreement.

(c)
Equitable Relief. Executive agrees that any breach of Executive’s obligations set forth in this Section 5 will cause irreparable damage to the Bank and in the event of such breach the Bank or its successor shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violations of Executive’s obligations hereunder.

(d)
Periods of Noncompliance and Reasonableness of Periods.  The Company, the Bank and the Executive acknowledge and agree that the restrictions and covenants contained in this Section 5 are reasonable in view of Executive’s advantageous knowledge of and familiarity with the business of the Bank and its Customers. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant contained in Section 5 is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law. The parties hereby acknowledge and agree that a court of competent jurisdiction may reform or blue pencil the Agreement to the fullest extent permitted by law to enforce this Agreement.

(e)	Definitions. For purposes of this Section 5:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Bank has any direct ownership interest shall be treated as an Affiliate of the Bank.  For the avoidance of doubt, any holding company of the Bank shall be an Affiliate of the Bank.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

6.	SOURCE OF PAYMENTS

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank.  The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

7.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement (written or oral) between the Bank, Company and Executive.

8.	NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

9.	MODIFICATION AND WAIVER

(a)	This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)
No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

11.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

12.	GOVERNING LAW/DISPUTES

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, unless superseded or preempted by Federal law as now or hereafter in effect.

Except as set forth in Section 5 of this Agreement to the contrary, any dispute or controversy arising under or in connection with this Agreement (unless prohibited by law) shall be settled exclusively by arbitration, conducted before a single arbitrator, mutually acceptable to Executive and the Bank, sitting in a location selected by the Bank within twenty-five (25) miles of the main office of the Bank in Everett, Massachusetts, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

13. REQUIRED PROVISION

In the event this Section 13 is in conflict with the other terms of this Agreement, this Section 13 shall prevail. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

14. SECTION 409A

To the extent necessary to ensure compliance with Code Section 409A (“Section 409A”), the provisions of this Section 14 shall govern in all cases over any contrary or conflicting provision in this Agreement.

(a)
It is intended that this Agreement comply with the requirements of Section 409A and all guidance issued thereunder by the U.S. Internal Revenue Service with respect to any nonqualified deferred compensation subject to Section 409A. This Agreement shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent this Agreement provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon Executive under Section 409A. The Bank does not, however, assume any economic burdens associated with Section 409A. Although the Bank intends to administer this Agreement to prevent taxation under Section 409A, it does not represent or warrant that this Agreement complies with any provision of federal, state, local, or non-United States law. The Bank, any affiliates of the Bank, and their respective directors, officers, employees and advisers will not be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of this Agreement. Neither the Bank nor any affiliate of the Bank has any obligation to indemnify or otherwise protect the Executive from any obligation to pay taxes under Section 409A.

(b)
The payment described in Section 3 above is intended to be exempt from Section 409A as either a short-term deferral within the meaning of the final regulations under Section 409A or under the two-times exception of Treasury Reg. §1.409A-1(b)(9)(iii).

(c)	To the extent necessary to comply with Section 409A, in no event may the Executive, directly or indirectly, designate the taxable year of payment.

(d)
To the extent necessary to comply with Section 409A, references in this Agreement to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations (“Separation from Service”), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Executive incurs a Separation from Service. In addition, if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) at the time of the Executive’s Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, the Executive’s Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of the Executive’s Separation from Service or, if earlier, the date of the Executive’s death.

15.	SUCCESSOR TO THE BANK

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

IN WITNESS WHEREOF, the Bank and the Company (as guarantor) have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, on this 21st day of December, 2022.

EVERETT CO-OPERATIVE BANK

By:	/s/ Richard J. O’Neil, Jr.
Richard J. O’Neil, Jr. President and Chief Executive Officer

ECB BANCORP, as guarantor

By:	/s/ Richard J. O’Neil, Jr.
Richard J. O’Neil, Jr. President and Chief Executive Officer

EXECUTIVE

By:	/s/ John Citrano
John Citrano